Exhibit 99.1

2929 Seventh Street, Suite 100 Berkeley, CA 94710
Contact:
Dynavax Technologies Corporation
Deborah A. Smeltzer
VP Operations & Chief Financial Officer
Phone (510) 665-7222
Email: dsmeltzer@dynavax.com
DYNAVAX PROVIDES 2007 FINANCIAL OUTLOOK
BERKELEY, Calif. — February 23, 2007 — Dynavax Technologies Corporation (Nasdaq: DVAX) today provided its financial outlook for 2007.
The following statements are forward-looking and are based on current expectations. Actual results may differ materially. Except as expressly set forth below, these statements do not include the potential impact of any equity offerings, new business collaborations or other transactions that may be closed or entered into after February 23, 2007.
The company’s consolidated cash, cash equivalents, marketable securities and investments held by Symphony Dynamo, Inc. (SDI), or total cash, were $86 million at the beginning of 2007. Total cash will increase by $30 million with the second tranche of capital from SDI and is projected to be in the range of $38 to $42 million at the end of 2007.
Total pro forma revenues for 2007 are projected to range between $24 and $28 million, deriving from the company’s existing collaborations, service revenue, grants and reimbursed expenses from SDI.
Total pro forma operating expenses for 2007 are expected to be in the range of $76 to $84 million.
The company said that as a result of its decision to discontinue the DARTT and pediatric TOLAMBA trials, as announced separately today, its overall clinical development expenditures for 2007 will be reduced by approximately $25 million. Dynavax indicated that it will not be committing significant additional resources to the TOLAMBA program until it completes further evaluation of potential new trial designs, a clear regulatory path, as well as the timelines and costs associated with moving the program forward independently or with a partner. As a result, the company is projecting 2007 pro forma operating expenses for internally funded R&D programs to be in the range of $47 to $51 million, driven primarily by the ongoing multi-center Phase 3 trial of HEPLISAV, its hepatitis B vaccine, as well as its expanded influenza vaccine preclinical program.
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Dynavax 2007 Financial Outlook
February 23, 2007

In addition, the company is projecting 2007 pro forma operating expenses for R&D programs externally funded by SDI, AstraZeneca, and existing service customers and grants to be in the range of $29 to $33 million. The company anticipates funding of approximately $21 to $25 million under its collaboration with SDI for its ongoing clinical program in cancer and activities to advance pre-clinical programs in hepatitis B and hepatitis C therapies into the clinic.
Pro forma revenues are intended to illustrate the company’s revenues to be inclusive of collaboration funding provided for the SDI programs. Pro forma expenses are intended to illustrate the company’s operating expenses excluding certain non-cash charges for stock-based compensation, acquired in-process R&D and amortization of intangible assets. These pro forma amounts are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from pro forma measures used by other companies.
Dynavax Technologies Corporation discovers, develops, and intends to commercialize innovative TLR9 agonist-based products to treat and prevent allergies, infectious diseases, cancer, and chronic inflammatory diseases using versatile, proprietary approaches that alter immune system responses in highly specific ways. Our TLR9 agonists are based on immunostimulatory sequences, or ISS, which are short DNA sequences that enhance the ability of the immune system to fight disease and control chronic inflammation. Our pipeline includes: HEPLISAV™, a hepatitis B vaccine in Phase 3; TOLAMBA™, a ragweed allergy immunotherapeutic; a therapy for non-Hodgkin’s lymphoma (NHL) in Phase 2 and for metastatic colorectal cancer in Phase 1. Our preclinical asthma and COPD program is partnered with AstraZeneca. NIH partially funds our preclinical work on a vaccine for influenza; Symphony Dynamo, Inc. funds our colorectal cancer trial and our preclinical programs in hepatitis B and C therapies. While the NIH and SDI provide program support, Dynavax has retained rights to seek strategic partners for future development and commercialization. For more information, please visit http://www.dynavax.com.
This press release contains forward-looking statements that are subject to a number of risks and uncertainties, including statements about our projected operating results and financial position. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in our business, including difficulties or delays in development; initiation and completion of clinical trials, the results of clinical trials and the impact of those results on the initiation or continuation of subsequent trials and issues arising in the regulatory process; achieving the objectives of and maintaining our collaborative and licensing agreements; the scope and validity of patent protection for our products; possible claims against us based on the patent rights of others; our ability to obtain additional financing to support our operations; and other risks detailed in the “Risk Factors” section of our Annual Report on Form 10-K and Quarterly Report on Form 10-Q. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available.
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